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                                                         EXHIBIT 99.6


                OCCIDENTAL PETROLEUM CORPORATION
                  PERFORMANCE STOCK AGREEMENT
                 (DEFERRED ISSUANCE OF SHARES)


Name of Grantee: __________________________________________________

Date of Grant: ____________________________________________________

Number of Target Shares of Performance Stock: _____________________

Performance Period:1  From _______________ to _______________


AGREEMENT (the "Agreement") made as of the Date of Grant by and between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (hereinafter called "Occidental," and, collectively with its Subsidiaries, the "Company"), and Grantee.


      1. GRANT OF PERFORMANCE STOCK. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Occidental Petroleum Corporation 1995 Incentive Stock Plan (the "Plan"), Occidental hereby grants to the Grantee as of the Date of Grant, the number of Target Shares of Performance Stock set forth above. The Grantee shall have the right to receive up to 175% of the number of the Target Shares of Performance Stock specified above, subject to the terms of this Agreement.

      2. RESTRICTIONS ON TRANSFER OF PERFORMANCE STOCK. The right to receive Performance Stock may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee; provided, however, that the Grantee's interest in the Performance Stock may be transferred at any time by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the right to receive Performance Stock that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Performance Stock.

      3. PERFORMANCE OBJECTIVES. The Performance Objectives for the Performance Period covered by this Agreement shall be peer company comparisons based on Total Stockholder Return, as set forth on Exhibit I to this Agreement. For purposes of this Agreement, the peer group companies are:
______________________________________________________________________________.
The attainment of the Performance Objectives shall not be deemed to have occurred until so certified by the Committee.

----------------------------------
     1 Not less than three years.


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      4.   VESTING AND FORFEITURE OF PERFORMANCE STOCK. (a) The Grantee's right to receive Performance Stock shall become nonforfeitable based upon the level of achievement of the Performance Objectives established for the Performance Period covered by this Agreement, subject to the Grantee's remaining in the continuous employ of the Company during the Performance Period. The extent to which the Grantee's right to receive shares of Performance Stock becomes non-forfeitable shall be determined based upon the attainment of the Performance Objectives, not to exceed 175% of the number of Target Shares of Performance Stock, rounded up to the nearest whole number of shares as set forth on
Exhibit I to this Agreement. In no event, however, shall the Grantee's right to receive any shares of Performance Stock become nonforfeitable if Occidental ranks last or second to last among its peers in Total Stockholder Return. The remaining shares of Performance Stock shall be forfeited. For the purposes of this Agreement the continuous employment of the Grantee with the Company shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his employment among the Company and its Subsidiaries
or an  approved   leave  of absence.

          (b) Notwithstanding the provisions of Section 4(a), in the event of a Change of Control prior to the end of the Performance Period, the Grantee's right to receive the number of Target Shares of Performance Stock shall become nonforfeitable. The right to receive additional shares of Performance Stock shall be forfeited.

          (c) Notwithstanding the provisions of Section 4(a), if, prior to the end of the Performance Period, the Grantee dies or becomes permanently disabled while in the employ of the Company, retires under a retirement plan of the Company at or after the earliest voluntary retirement age provided for in such retirement plan or retires at an earlier age with the consent of the Committee, or terminates employment for the convenience of the Company, then (i) the Grantee's right to receive shares of Performance Stock in excess of the number of Target Shares shall immediately be forfeited, (ii) the Grantee's right to receive shares of Performance Stock up to the number of Target Shares shall immediately be forfeited on a pro rata basis based upon the number of days remaining in the Performance Period, and (iii) Section 4(a) shall apply to determine whether and to what extent the Grantee's right to receive the balance of the Target Shares of Performance Stock shall become nonforfeitable, determined as if the Grantee had remained employed with the Company throughout the Performance Period. For purposes of clause (iii), the maximum possible percentage of Target Shares listed on Exhibit I (175%) shall be reduced to 100%, and the other percentages listed on Exhibit I shall be reduced propor-tionately.

      5. PAYMENT OF AWARDS. The Common Stock covered by this Agreement or any prorated portion thereof shall be issuable to the Grantee as promptly as practicable after the end of the Performance Period or the Change of Control, as the case may be.

      6. CREDITING AND PAYMENT OF DIVIDEND EQUIVALENTS. With respect to each of the Target Shares of Performance Stock (but not the additional shares) covered by this

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Agreement,  the Grantee shall be credited on the records of Occidental with  an amount (the "Dividend Equivalent") equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Stock during the period beginning on the Date of Grant and ending with respect to any portion of the Target Shares covered by this Agreement on the date on which the Grantee's right to receive such portion becomes nonforfeitable, or, if earlier, the date on which the Grantee forfeits the right to receive such portion. Occidental shall pay in cash to the Grantee an amount equal to the Dividend Equivalents credited to such Grantee as promptly as may be practicable after the Grantee has been credited with a Dividend Equivalent.

      7. ADJUSTMENTS. The Committee shall make such adjustments in the number or kind of shares of stock covered by the Agreement that the Committee may in good faith determine to be required in order to prevent dilution or expansion of the Grantee's rights under this Agreement that otherwise would result from
(a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities, or any other corporate transaction or event having an effect similar to any of foregoing. In the event of any such transaction or event, the Committee may provide in substitution for all or any portion of the Grantee's rights under this Agreement such alternative consideration as the Committee may in good faith determine to be appropriate under the circumstances and may require the surrender of all rights so re-placed. In addition, the Committee shall make such adjustments to the compari-son of the peer group companies as may, in the sole judgment of the Committee, if necessary, to reflect changes in circumstances of members of the peer group.

      8. NO EMPLOYMENT CONTRACT. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

      9. TAXES AND WITHHOLDING. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the issuance of any Common Stock or other securities or the payment of any other consideration pursuant to this Agreement (other than the payment of Dividend Equivalents), the Grantee shall satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to the Grantee hereunder, and the shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value per Share of such shares on the date of such surrender.

      10. COMPLIANCE WITH LAW. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, how-ever, notwithstanding any other provision of this Agreement, the Company shall not be

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obligated  to  issue  any  Common Stock or other  securities  pursuant  to this
Agreement if the issuance thereof would result in a violation of any such law.

      11. RELATION TO OTHER BENEFITS. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

      12. AMENDMENTS. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.

      13. SEVERABILITY. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

      14. RELATION TO PLAN. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

      15. GOVERNING LAW. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

                         OCCIDENTAL PETROLEUM CORPORATION



                         By: ___________________________




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      The  undersigned Grantee hereby (i) acknowledges receipt  of an  executed original of this Agreement and (ii) accepts the right to receive the Common Stock or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.



                         _______________________________________
                         Grantee

                         Date: _________________________________





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                                                                 EXHIBIT I


                          1995 OPC INCENTIVE STOCK PLAN
                      AWARD SCHEDULE FOR PERFORMANCE STOCK


                                % of Number of
  Total  Stockholder   Target Shares of Performance       If Number of Target
       Return                Stock that Become         Shares is 1,000, Shares
  Ranking vs. Peers           Nonforfeitable                   earned is:
--------------------   ----------------------------    -----------------------

       1                           175%                           1,750

       2                           160%                           1,600

       3                           145%                           1,450

      4-5                          100%                           1,000

      6-7                           50%                            500

      8-9                           0%                              0